EX-10.b


                          AMENDED AND RESTATED

                      COAL TRANSSHIPMENT AGREEMENT

                             By and Between

                        INTERSTATE POWER COMPANY

                                   and

                   ORBA-JOHNSON TRANSSHIPMENT COMPANY

                            December 20, 1979
                          As of October 3, 1979




                          AMENDED AND RESTATED
                      COAL TRANSSHIPMENT AGREEMENT

                            Table of Contents

ARTICLE

I.    Duties of OJT; Scope

          1.1  Acquisition of Facility
          1.2  General Duties
          1.3  Start-up of Operations
          1.4  Annual Operating Budget; Estimated Operating Charge Per
               Ton
          1.5  Limitation on OJT Obligations

II.   Duties and Responsibilities of Interstate

          2.1  General Duties
          2.2  Shipping Estimate
          2.3  Minimum Tonnage

III.  Compensation; Payment Terms

          3.1  Amount of Compensation for OJT Services
          3.2  Definition of Financial Terms
          3.3  Payments During 1979
          3.4  Payment during 1980 and Thereafter
          3.5  Payment of Usage Fee
          3.6  Reconciliation and Verification

IV.   Third Party Coal

          4.1  Authorization
          4.2  Fees for Third Party Coal
          4.3  Expenses of Third Party Coal
          4.4  Priority of Interstate Coal
          4.5  Procedures for Third Party Coal
          4.6  Third Party Coal Revenues After Expiration of Term
          4.7  Competitive Ventures

V.    Special Arrangements

          5.1  Prohibition on Other Activities
          5.2  Contracts with Venture Partners and Affiliates
          5.3  Obligations of Orba and JBC
          5.4  Responsibility for Interstate Coal
          5.5  Disposition of Excess Property

VI.   Indemnities

          6.1  Indemnification by OJT
          6.2  Indemnification by Interstate
          6.3  Application of Available Insurance; Waiver of Subrogation

VII.  Term and Termination

          7.1  Initial Term; Extended Terms
          7.2 Termination for Delay in Start-up, Lack of Facility Financing or Litigation

VIII. Defaults

          8.1  Events of Default
          8.2  Remedies

IX.   Insurance; Casualty; Condemnation

          9.1  OJT Coverages
          9.2  Casualty
          9.3  Condemnation

X.    Force Majeure

XI.   Resolution of Disputes; Arbitration

XII.  Representations and Warranties

          12.1 Interstate Representations
          12.2 OJT Representations

XIII. Miscellaneous

          13.1 Delays
          13.2 Notices
          13.3 Entire Subject Matter
          13.4 Governing Law
          13.5 Binding Nature
          13.6 Assignment
          13.7 Representatives of Parties
          13.8 Article and Section Headings



                          AMENDED AND RESTATED
                      COAL TRANSSHIPMENT AGREEMENT


     THIS AGREEMENT, made on the 3rd day of December, 1979, and effective as of October 3, 1979, by and between

     INTERSTATE POWER COMPANY, a Delaware corporation having its principal office at 1000 Main Street, Dubuque, Iowa 52001 ("Interstate"); and

     ORBA-JOHNSON TRANSSHIPMENT COMPANY, an Iowa joint venture having addresses c/o ORBA CORPORATION, One Gothic Plaza, Fairfield, New Jersey 07006, and c/o JOHNSON BROS. CORPORATION, P.O. Box 1002, Litchfield, Minnesota 55355 ("OJT").

                          W I T N E S S E T H:

     WHEREAS, Interstate has entered into an agreement (the "Facility Development Agreement") with ORBA-JOHNSON SYSTEMS, INC. ("OJS") for the construction and development of a rail-to-barge coal transloading and storage facility located on the right descending bank of the Mississippi River at River Mile 371, north of Keokuk, Iowa (hereinafter referred to as the "Facility") on the real property described in Schedule A annexed hereto; and

     WHEREAS, OJT is a joint venture formed pursuant to a Partnership Agreement, dated as of October 3, 1979, between ORBA TRANSSHIPMENT CORPORATION OF IOWA, an Iowa corporation ("O-Sub"), which is a wholly-owned subsidiary of ORBA CORPORATION ("ORBA"), and JOHNSON BROS. TRANSSHIPMENT CORPORATION OF IOWA, an Iowa corporation ("J-Sub"), which is a wholly-owned subsidiary of JOHNSON BROS. CORPORATION ("JBC"); and

     WHEREAS, the Facility Development Agreement provides for the purchase by Interstate or its designee of the Facility upon the completion thereof; and

     WHEREAS, the Facility is now complete and has been accepted by Interstate, and Interstate wishes to designate OJT under the Facility Development Agreement as the purchaser of the Facility, and to engage OJT and the Facility for the receiving, storage and transshipment of coal, and OJT is willing to so engage itself and the Facility, all on the terms hereinafter set forth; and

     WHEREAS, Interstate and OJT have previously entered into a Coal Transshipment Agreement, dated as of October 3, 1979 (the "Original Transshipment Agreement") and now desire to amend and restate the terms of the Original Transshipment Agreement as hereinafter set forth, all effective as of October 3, 1979.

     NOW THEREFORE, in consideration of the premises, and of the mutual covenants and agreements of the parties set forth herein, the parties hereto agree as follows:

                                ARTICLE I

                          DUTIES OF OJT; SCOPE

     1.1  Acquisition of Facility.

               Interstate hereby designates OJT as its designee to acquire the Facility from OJS pursuant to the Facility Development Agreement and OJT agrees to use its best efforts to acquire the Facility and to make the Facility available pursuant hereto. In addition, OJT shall use its best efforts to obtain long-term financing for such acquisition.

     1.2  General Duties.

               During the term of this Agreement and following acquisition of the Facility, OJT will operate, manage and maintain the Facility and all Mobile Equipment (hereinafter defined) Inventory Items (hereinafter defined) and other supplies and equipment acquired by it by purchase or lease for use in performing its obligations hereunder (which items, together with the Mobile Equipment and Inventory Items, are hereinafter collectively referred to as the "Ancillary Hardware") in a good and workmanlike manner in accordance with sound and customary practices in the industry. OJT shall dedicate all reasonable efforts to the proper and efficient management of the Facility and the transshipment operations in a manner consistent with the reasonable requirements of Interstate, and subject to the conditions and limitations contained in this Agreement, including limitations relating to the reasonable receiving, storage and loading capacities of the Facility and Ancillary Hardware, OJT shall receive, store and transship through the Facility all of the coal which Interstate may tender to it for transshipment. The parties acknowledge and agree that the factors listed on Schedule 1.2 hereof relating to the construction and design of the Facility are the limitations which determine the reasonable receiving, storage and loading capacities of the Facility and Ancillary Hardware.

               As used herein, "Interstate Coal" shall mean all coal owned by Interstate tendered for transshipment through the Facility and intended for use at any generating plant owned by Interstate.

               By way of amplification and not by way of limitation of the foregoing, OJT shall:

               (a) Operate, service and maintain the Facility and Ancillary Hardware and the components and equipment thereof in a manner comparable to that which is employed by other concerns similarly situated, having due regard, however, for the operational requirements of the Facility and the Ancillary Hardware and the requirements of Interstate as outlined herein and in the Shipping Estimate;

               (b) Form and maintain an organization of qualified personnel and/or subcontractors capable of meeting the reasonable requirements of Interstate for the storage and transshipment of coal as set forth on the Shipping Estimate, as in effect from time to time;

               (c) Procure (subject to the prior approval of Interstate as provided in Sections 1.3 and 1.4 hereof) and maintain an inventory of spare parts, supplies, equipment and tools (hereinafter referred to as "Inventory Items") to support the operation of the Facility;

               (d) Maintain accurate accounting and cost records in reasonable detail and prepare and submit the Annual Operating Budget hereinafter referred to, together with periodic updates and quarterly reports showing variance of actual cost from the Annual Operating Budget;

               (e) Keep the Facility and the Ancillary Hardware and the components thereof in good operating order and perform in a timely manner any repairs and service to the Facility and Ancillary Hardware and their components as shall be reasonably required to keep the Facility and Ancillary Hardware in usable condition for the intended purposes;

               (f) Comply in all material respects with all applicable laws, ordinances, rules and orders of any court or other governmental authority with respect to the maintenance and operations of the Facility and Ancillary Hardware and with any reasonable operational regulations and procedures as will not unduly interfere with the operation of the Facility and as shall be mutually agreed upon in writing by Interstate and OJT;

               (g) Procure and maintain in effect the insurance required to be provided by OJT pursuant to Section 9.1; and

               (h) Take such action as the designee of Interstate, as shall be reasonable to enforce the warranties with respect to design, construction and installation of the Facility available pursuant to the Facility Development Agreement and the subcontracts thereunder.

     1.3  Start-up of Operations.

               The parties acknowledge that in order to be fully operational as a coal storage and transshipment facility, it will be necessary for OJT to obtain an adequate supply of Inventory Items (as defined in Section 1.2(c)) and certain bulldozing and other mobile equipment (the "Mobile Equipment"). OJT shall promptly provide Interstate with its estimate of the Inventory Items and Mobile Equipment (and estimated costs thereof) initially required for operation of the Facility, which shall be subject to the approval of Interstate. After such approval, OJT shall promptly procure such Inventory Items and Mobile Equipment, either by purchase or under lease, on such basis as OJT and Interstate may agree.

          Additions or replacements of the Inventory Items and Mobile Equipment shall be made by OJT as and when required for the proper and prudent operation of the Facility, provided that the cost of any such items acquired during any Fiscal Year shall either have been included in the Annual Operating Budget for such Fiscal Year or shall otherwise have been approved by Interstate.

     1.4  Annual Operating Budget; Estimated Operating Charge Per Ton.

               (a) On or before December 1, 1979 and December 1st of each succeeding year during the Term, OJT shall submit to Interstate its itemized written estimate of the Reimbursable Costs, as hereinafter defined, for providing the services required hereunder for the succeeding Fiscal Year (herein referred to as the "Annual Operating Budget"). The Annual Operating Budget shall be limited to said Reimbursable Costs and shall not include the Base Charge per Ton, as hereinafter defined, which shall be payable to Interstate under all circumstances until this Agreement is terminated as provided in Articles VII or VIII hereof. In addition, commencing with 1980, each Annual Operating Budget shall also contain a computation of the "Estimated Operating Charge Per Ton", which shall be the per ton charge derived by dividing the Reimbursable Costs shown on the Annual Operating Budget, by the greater of the Minimum Interstate Tonnage or the number of tons of Interstate Coal shown on the Shipping Estimate. Interstate shall have the right to dispute such Annual Operating Budget, by written notice to OJT within thirty (30) days after the receipt thereof, specifying its objection. If any such written objections are submitted, and the parties are unable to resolve such objections within thirty (30) days after submission thereof, the matter shall be submitted to arbitration as hereinafter provided. The submission of any such objections to arbitration shall not relieve Interstate from its obligation to make interim payments of the Estimated Operating Charge Per Ton required by such Annual Operating Budget, as provided in Section 3.4 hereof, subject to adjustment as determined by said arbitration.

               (b) OJT may revise the Annual Operating Budget (and the Estimated Operating Charge Per Ton) not more frequently than quarterly, based upon actual or projected variations from its prior estimates or from the Shipping Estimates of Interstate or any Third Party User (hereinafter defined). Any such revision shall be subject to the review and objection of Interstate in accordance with the provisions of Section 1.4(a) above, provided that subsequent interim payments of the Estimated Operating Charge Per Ton shall be made on the basis of such revision, subject to credit to Interstate for excess prior payments or reimbursement to OJT for deficient prior payments, as provided in Section
3.6 hereof.

     1.5  Limitations on OJT Obligations.

               Notwithstanding any other provision hereof, OJT shall have no liability or obligation to Interstate, and OJT shall not be deemed in default hereunder, with respect to any of the following matters:

               (a) Any operating or other problems, delays, costs or expenses incurred by Interstate due to Force Majeure conditions, or due to the tender of coal by Interstate or any other party in excess of the Shipping Estimate or the reasonable receiving, storage or loading capacities of the Facility and Ancillary Hardware;

               (b) Any loss, cost, expense or damage arising out of or attributable to operational requests or directives of Interstate or of any railroad or barge line serving the Facility other than as contemplated hereby;

               (c) Any loss, cost, expense or damage to the Facility or Ancillary Hardware or any property of Interstate except (i) to the extent otherwise provided in Article IX hereof, and (ii) those matters as to which OJT has indemnified Interstate pursuant to Section 6.1 hereof;

               (d) Any incidental, special or consequential damages of any nature whatsoever incurred by Interstate; or

               (e) Any modifications, additions or improvements to the Facility or Ancillary Hardware required (i) to bring the Facility or Ancillary Hardware into compliance with any present or future laws, regulations or ordinances of any federal, state or local governmental entity, except that, at the written request of Interstate, OJT shall use its best efforts to accomplish such modifications, additions or improvements required to bring the Facility into such compliance, so long as Interstate shall agree in writing in advance that the costs of doing so are Reimbursable Costs hereunder, and except that, if in accordance with the provisions of the Facility Development Agreement and the Subcontracts thereunder, OJS (or ORBA or JBC) would be obligated to provide modification, additions or improvements without cost to Interstate, OJT and, to such extent as shall be reasonable and appropriate, Interstate, each hereby covenants to enforce such rights as each, respectively, shall have under the Facility Development Agreement and said Subcontracts to cause OJS to fulfill such obligations, or (ii) to meet the operational requirements of Interstate in order to transship in excess of 1,000,000 tons of Interstate Coal in any Fiscal Year, or if such operational requirements are materially more burdensome on OJT than those contemplated hereunder as mutually agreed upon in writing between Interstate and OJT.

                               ARTICLE II

                DUTIES AND RESPONSIBILITIES OF INTERSTATE

     2.1  General Duties.

               During the Term of this Agreement, Interstate will cooperate with OJT in the performance of its duties under this Agreement, and in any event shall:

               (a) provide OJT with reasonably current reports of the scheduled arrival of trains and barges used for Interstate Coal;

               (b)  Make the payments in the manner required by Article
III hereof;

               (c) Obtain all required approvals or authorization, if any, of any governmental authority for the execution, delivery and performance of this Agreement or the utilization of the Facility and the Ancillary Hardware on the part of Interstate; and

               (d) to such extent as shall be reasonable and proper, take such action as may be directed by OJT or any lender providing the Facility Financing to enforce the warranties with respect to the design, construction and installation of the Facility available to Interstate pursuant to the Facility Development Agreement and subcontracts thereunder. Interstate hereby acknowledges that any such warranties are not enforceable against OJT.

     2.2  Shipping Estimate.

               On or before November 1, 1979 and November 1st of each succeeding year during the Term, Interstate shall submit to OJT its written estimate of the anticipated number of tons of Interstate Coal to be delivered to and loaded out from the Facility, forecast on a monthly basis for the succeeding Fiscal Year (herein referred to as the "Shipping Estimate"). Interstate may revise the Shipping Estimate as frequently as required, and shall promptly notify OJT of such revisions. Interstate recognizes that its operational requirements do not permit the efficient operation or utilization of the Facility and agrees that Reimbursable Costs shall reflect its transloading requirements.

     2.3  Minimum Tonnage.

               Interstate agrees that during each Fiscal Year during the Term hereof, it shall pay for the transshipment of no less than 800,000 tons of Interstate Coal (the "Minimum Interstate Tonnage") through the Facility. Unless and until this Agreement is terminated in accordance with the provisions of Article VII or Article VIII hereof, or Interstate is relieved of its obligation to pay the Operating Charge Per Ton under
Section 8.2(b)(iii) hereof (but only to such extent), failure to transship all or any part of such Minimum Interstate Tonnage shall not under any circumstances relieve Interstate of the obligation to make the payments required by Article III hereof, which shall be computed and paid as if the Minimum Interstate Tonnage had been transshipped through the Facility, and the payment obligations of Interstate under Article III shall be absolute and unconditional and shall not be subject to any abatement, diminution, set-off, counterclaim, recoupment, agreement, defense, suspension, deferment, interruption, or other right which Interstate may have against OJT or any other person or entity for any reason whatsoever, including, without limitation, (a) any damage to, destruction, theft or loss of the Facility or any portion thereof, (b) any event of Force Majeure, (c) breach of any warranty of any seller or manufacturer of the Facility or the Ancillary Hardware, or any component thereof, (d) the physical failure of the Facility, the Ancillary Hardware or any component thereof due to inadequacy, condemnation, confiscation or public requisition of the Facility or the Ancillary Hardware or any portion thereof, (e) any claim as a result of business dealings between OJT and Interstate, (f) any circumstance which might give rise to a claim by Interstate of commercial frustration, or (g) any insolvency, bankruptcy, reorganization or similar proceedings by or against Interstate.

                               ARTICLE III

                       COMPENSATION; PAYMENT TERMS

     3.1  Amount of Compensation for OJT Services.

               As compensation for its services hereunder, Interstate shall pay OJT during each Fiscal Year an amount equal to:

     (i) a Base Charge Per Ton for each ton of the Minimum Interstate Tonnage; plus

     (ii) an Operating Charge Per Ton for the greater of (1) each ton of Minimum Interstate Tonnage, or (2) each ton of Interstate Coal transshipped through the Facility during such Fiscal Year; plus

     (iii) a Usage Fee for each ton of Interstate Coal in excess of 1,000,000 tons transshipped through the Facility in each Fiscal Year during the Initial Term, and for each ton of Interstate Coal so transshipped in each Fiscal Year during any Extended Term.

     3.2  Definition of Financial Terms.

               (a) "Base Charge Per Ton" shall mean the per ton charge derived by dividing (i) the aggregate amount of all debt service payments due in any Fiscal Year with respect to the Facility Financing (including any balloon payments), by (ii) the Minimum Interstate Tonnage.

               (b) "Facility Financing" shall mean any indebtedness incurred by OJT to finance the acquisition of the Facility, any portion of the Ancillary Hardware and certain of the start-up expenses, and any renewals or refinancings thereof, including any construction financing assumed by OJT in connection with the acquisition of the Facility (the "Construction Financing").

               (c) "Estimated Monthly Interstate Tonnage" shall be the greater of (i) 67,000 tons, or (ii) one-twelfth (1/12th) of the aggregate annual tons of Interstate Coal shown on the Shipping Estimate then in effect.

               (d) "Estimated Operating Charge Per Ton" shall be the annual Operating Charge Per Ton as estimated from time to time by OJT on the basis of the Annual Operating Budget and the Shipping Estimate, all in accordance with Section 1.4 hereof.

               (e) "Operating Charge Per Ton" shall mean total aggregate Reimbursable Costs incurred by OJT during any Fiscal Year, divided by the number of tons of Interstate Coal transshipped during such Fiscal Year.

               (f) "Fiscal Year" shall mean the year or other fiscal period ending on December 31st, or such other date as OJT and Interstate may agree in writing. In the event that any Fiscal Year during the Term of this Agreement is less than twelve full calendar months, then all computations and calculations hereunder dependent upon passage of time during a full Fiscal Year shall be equitably pro-rated; and

               (g) "Reimbursable Costs" shall mean all costs reasonably incurred by OJT in the performance of its services hereunder, including services for the handling, storage and transshipment of Third Party Coal pursuant to Article IV hereof, except those otherwise specifically limited by the terms of this Agreement.

               (h) "Ton(s) ... transshipped through the Facility" during any Fiscal Year when used as the basis for any computations under this Agreement shall mean the aggregate number of tons of coal received at the Facility during such Fiscal Year. Computation of the number of tons shall be based upon the weight records of the incoming railroads, or on such other basis as OJT and Interstate may agree in writing.

               (i) "Usage Fee" shall mean initially a fee of $.25 per ton for each ton of Interstate Coal over 1,00,000 Tons transshipped through the Facility in any Fiscal Year during the Initial Term commencing with 1980, and for each ton of Interstate Coal transshipped through the Facility in any Fiscal Year during any Extended Term, provided that the Usage Fee shall be increased or decreased, as the case may be, on an annual basis commencing with such Fee due during 1981 and succeeding Fiscal Years in such a manner that the amount due during such Fiscal Year shall be determined by multiplying the Usage Fee in effect for 1980 by a fraction, the numerator of which is the Gross National Product Implicit Prices Deflator, as published by the U.S. Department of Commerce Bureau of Economic Analysis in the "Survey of Current Business" (the "GNP Deflator") for the last quarter of the preceding Fiscal Year, and the denominator of which is such GNP Deflator for the last calendar quarter of 1979.

     3.3  Payments During 1979.

               Interstate shall make the following payments to OJT during 1979:

                    Due Date            Amount

                    October 15, 1979    $250,000
                    November 1, 1979     535,000
                    December 1, 1979     525,000

The foregoing payment schedule shall remain in effect until submission of the 1979 Operating Budget, which shall thereafter be subject to monthly revision by OJT, and all payments due in 1979 shall be based upon the Operating Budget then in effect. The 1979 Operating Budget and any revisions thereof shall be subject to the arbitration provisions of
Section 1.4. All such payments shall be made in immediately available funds and shall be credited against the obligations of Interstate to pay the Base Charge Per Ton and Operating Charge Per Ton on all tons of Interstate Coal transshipped during 1979. The parties acknowledge and agree that the Minimum Interstate Tonnage for 1979 to be utilized in measuring the per ton charge incurred during 1979 shall be 200,000 Tons. Any excess or deficiency of the amounts paid by Interstate during 1979 shall be reconciled, verified and adjusted in accordance with Section 3.6.

     3.4  Payments During 1980 and Thereafter.

               (a) On the first day of each month, commencing with January, 1980, Interstate shall pay to OJT, or its designee, an amount equal to the Base Charge per Ton multiplied by 67,000 tons, which is the allocable share of the Minimum Interstate Tonnage attributable to each month. The parties acknowledge that OJT intends to designate an escrow agent to receive all payments due from Interstate pursuant to this
Section 3.4(a) and that all such payments received by such escrow agent are to be applied to the payments due from OJT with respect to the Facility Financing. OJT agrees that all investment income, if any, earned on any such payments deposited with such escrow agent, net of the costs of such escrow agent's services, may be paid out by such escrow agent to OJT from time to time, and the amount thereof so paid to OJT shall be credited against the obligation of Interstate for the next succeeding monthly payment due pursuant to Section 3.4(b). OJT or the escrow agent shall promptly notify Interstate of the payment of any such amount.

               (b) On the first day of each month commencing with January, 1980, Interstate shall pay to OJT an amount equal to the Estimated Operating Charge Per Ton multiplied by the Estimated Monthly Interstate Tonnage. On or about the 20th of each month, OJT shall invoice Interstate for the payment with respect to the Operating Charge Per Ton due on the first of the next succeeding month. The monthly payment due under this Section 3.4(b) shall be made in immediately available funds and may be adjusted no more frequently than quarterly on the basis of revisions to the Annual Operating Budget, Estimated Operating Charge Per Ton and the Shipping Estimate. In the event that the Annual Operating Budget is revised, as provided in Section 1.4(b), then all monthly payments due under this Section 3.4(b) after the submission of such revised Annual Operating Budget, Estimated Operating Charge Per Ton and/or Shipping Estimate shall be based upon such revision, provided that Interstate shall be entitled to credit for any excess payments made pursuant to this Section 3.4(b) prior to such revisions against the next monthly payment(s) due under this Section 3.4(b) (and not against any payments due under Section 3.4(a)), or Interstate shall promptly pay OJT any deficiency in such prior payments arising on account of such revisions.

               OJT shall use reasonable efforts to invest such amounts received from Interstate pursuant to this Section 3.4(b) in short-term United States Government securities or in a "Business Investment Account" or its equivalent with the escrow agent or agents referred to in Section 3.4(a), and any investment income received by OJT pursuant to said investment shall be credited to Interstate's obligations under this
Section 3.4(b) for the month following the month of receipt of such income.

               (c) No objection by Interstate to the annual Operating Budget or the Estimated Operating Charge Per Ton, or any revision thereof, nor to any computation of the Transshipment Fee or other payment due to OJT hereunder, shall entitle Interstate to withhold or delay payment to OJT in accordance with the terms hereof. Any such objection shall be resolved by the parties as provided herein, either informally or pursuant to the procedures for arbitration set forth in Article XI, provided, however, that Interstate shall have no right to object to payments required pursuant to Section 3.4(a) or to withhold or delay any such payments.

     3.5  Payment of Usage Fee.

               OJT shall promptly notify Interstate during the Initial Term when the number of tons of Interstate Coal transshipped during any Fiscal Year has exceeded 1,000,000 tons. Thereafter, on or before the tenth day of the month following the remaining months of the Fiscal Year, and on or before the tenth day of each month during any Extended Term, OJT shall compute and provide a written statement to Interstate of the amount of Usage Fee due for the prior month, which amount shall be paid to OJT within twenty (20) days after receipt of such statement.

     3.6  Reconciliation and Verification.

               (a) Not later than sixty (60) days after the end of each Fiscal Year, OJT shall prepare and submit to Interstate (i) an audited statement of its Reimbursable Costs actually incurred with respect to such Fiscal Year in providing its services hereunder (hereinafter referred to as the "Operating Statement"), with itemized statements conforming to the cost classification of its Annual Operating Budget,
(ii) a statement of the actual amounts due and payable with respect to the Facility Financing during such Fiscal Year, (iii) a computation of the number of Tons of Interstate Coal transhipped through the Facility during such Fiscal Year, (iv) a computation of the aggregate Base Charge Per Ton and Operating Charges Per Ton due from Interstate to OJT for such Fiscal Year, and (v) a computation of the Usage Fee earned during such Fiscal Year. Subject to possible adjustment arising out of the review provided for in subsection (b) below, Interstate shall pay to OJT (or OJT shall pay or apply to subsequent obligations of Interstate to pay the Operating Charge Per Ton or the Usage Fee, as the case may be), within twenty (20) days after submission of the Operating Statement and such other computations, the difference between the amounts shown to be due from Interstate with respect to the Operating Charge Per Ton, Base Charge Per Ton and Usage Fee on the basis of such Operating Statement and other computations, and the aggregate interim payments to OJT by Interstate with respect to such Fiscal Year.

               (b) Interstate shall have a period of sixty (60) days from the date of submission of the Operating Statement and such other computations to give written notice to OJT of any exceptions to such information, specifying each item with respect to which an exception is raised, and the grounds for the exceptions, provided, however, that Interstate shall have no such right to raise any exception with respect to any payments required to be made pursuant to Section 3.4(a). The Operating Statement and such other computations shall become final and binding upon the parties as to those items to which no exception is made during such period, and as to those items to which exception is taken, such items not resolved by the parties in accordance with the provision of Article XI.

               (c) OJT shall keep and have audited all books and records of its Reimbursable Costs, costs for Facility Financing and other financial data required hereunder in accordance with this Agreement and generally accepted accounting principles consistently applied, and such books and records shall be available, at reasonable times and upon reasonable notice, for audit and review by Interstate or by any nationally recognized independent accounting firm engaged by Interstate, provided that the right to such audit shall not affect the obligation to make payments in the manner required by Sections 3.3, 3.4 and 3.5. OJT shall maintain satisfactory records of the time spent by its personnel in the performance of services under this Agreement, and shall furnish to Interstate such statements, invoices, receipts, vouchers, and other information as may be reasonably required by Interstate to verify the Reimbursable Costs incurred by OJT.

               (d) OJT shall use its best efforts to include in any contracts with subcontractors and vendors which are on a "cost-plus" basis, provisions as to the verification of costs which are similar to those contained in this Article III.

               (e) OJT shall submit to Interstate such evidence, including waivers of lien from subcontractors, as Interstate may reasonably request, that all payrolls, material bills, and other obligations theretofore incurred by OJT in connection with the performance of its services have been paid.

                               ARTICLE IV

                            THIRD PARTY COAL

     4.1  Authorization.

               The parties acknowledge that the Facility and Ancillary Hardware have a capacity for storage and transloading of coal exceeding the anticipated requirements of Interstate. Accordingly, subject to the prior written approval of Interstate as to each agreement for handling the coal ("Third Party Coal") owned by others ("Third Party Users"), and all of the terms and conditions thereof (which approval may not be unreasonably withheld or delayed), OJT may contract with Third Party Users for the transloading of Third Party Coal through the Facility. OJT shall use its best efforts to locate potential Third Party Users of the Facility and to negotiate satisfactory arrangements with them, provided that OJT shall have no liability or obligation to Interstate in the event that OJT is unable to locate Third Party Users, and provided further that OJT shall have no obligation to make additions to the Facility or Ancillary Hardware to accommodate the transshipment of Third Party Coal.

     4.2  Fees for Third Party Coal.

               (a) Any gross revenues received by OJT for the transloading of Third Party Coal through the Facility during the Initial Term, or either Extended Term hereof, shall be shared and credited two-thirds (2/3rds) for the account of Interstate and one-third (1/3rd) for the account of OJT.

               (b) The amount of any such Third Party Coal revenues actually received by OJT which is due to Interstate shall be promptly paid to Interstate, or may, at the option of Interstate, be credited against payments due (i) on account of the Base Charge Per Ton or the Usage Fee due to OJT pursuant to Section 3.4(a) hereof, but only to the extent that the funds so applied as a credit have been deposited in an escrow account solely for the benefit of the lenders providing the Facility Financing, or (ii) on account of the Operating Charge Per Ton or the Usage Fee due to OJT pursuant to Sections 3.3, 3.4(b) or 3.5 hereof. At the request of Interstate, OJT shall make such escrow account deposits. Promptly after the end of each month, OJT shall provide Interstate with written reports of the tons of Third Party Coal transloaded through the Facility, and the fees paid or accrued with respect thereto.

     4.3  Expenses of Third Party Coal.

               All expenses in locating potential Third Party Users and of negotiating arrangements with them shall be borne by OJT, and all costs of receiving, storage and transshipment of Third Party Coal (other than costs required for additions to the Facility or Ancillary Hardware required to transship Third Party Coal) shall be deemed to be part of the Reimbursable Costs and paid by Interstate as part of the Operating Charge Per Ton. The Annual Operating Budget prepared by OJT shall be appropriately modified to reflect any gain or loss of Third Party Coal during any Fiscal Year.

     4.4  Priority of Interstate Coal.

               OJT acknowledges that, to the maximum extent feasible and consistent with agreements with Third Party Users which have been approved by Interstate, Interstate Coal shall be entitled to priority over Third Party Coal in the receiving, storage and loading functions of the Facility and Ancillary Hardware.

     4.5  Procedures for Third Party Coal.

               OJT shall develop and submit for the approval of Interstate, prior to the transloading of any Third Party Coal, procedures for the handling, segregation and storage of Third Party Coal and determining the respective amounts of Interstate Coal and Third Party Coal received and stored at and shipped from the Facility, and shall maintain appropriate records relating to such matters.

     4.6  Third Party Coal Revenues After Expiration of Term.

               Following the Initial Term or the First Extended Term, in the event that Interstate does not elect to extend this Agreement for the First Extended Term and/or the Second Extended Term, then during the period as to which Interstate has not elected to extend, OJT shall pay to Interstate, within 120 days after the end of each Fiscal Year, or at such other time or times as the parties may agree, an amount equal to 50% of the net pre-tax profit earned by OJT with respect to all tons of Third Party Coal transshipped through the Facility during such Fiscal Year pursuant to agreements with such Third Party Users in effect for the Facility at the end of the Initial Term, or First Extended Term, as the case may be, for ten or five years, respectively.

     4.7  Competitive Ventures.

               OJT, ORBA and JBC agree that during the Term hereof, none of them, nor any subsidiary of any of them, shall have any material financial interest in any coal transshipment facilities located on the Mississippi River within 200 river miles of the Facility unless all proposals for the transshipment of coal through such facilities shall first have been submitted to Interstate for approvals as Third Party Coal contracts for the Facility, or any such potential Third Party User shall have certified to OJT and Interstate in writing its objections to use of the Facility, specifying the reasons therefor provided that nothing contained herein shall limit the right of either ORBA or JBC, or any affiliate of either, from participating in the design, construction or erection of any coal handling facilities, nor shall the provision hereof extend to any contact with a single transshipper for an annual volume of coal in excess of the then remaining unused reasonable capacity of the Facility.

                                ARTICLE V

                          SPECIAL ARRANGEMENTS

     5.1  Prohibition on Other Activities.

               Neither O-Sub nor J-Sub shall engage in any material business activities, or incur any material liabilities, except in connection with its participation in OJT. In addition, without the prior written consent of Interstate, OJT shall not engage in any material business activities, either at the Facility or elsewhere, other than the storage and transshipment of Interstate Coal approved by Interstate.

     5.2  Contracts with Venture Partner and Affiliates.

               Any contracts, agreements or arrangements between OJT and any of O-Sub, J-Sub, ORBA or JBC, or any entity controlled by or controlling any such corporation shall be performed on a cost-plus basis on terms satisfactory to Interstate.

     5.3  Obligations of ORBA and JBC.

               In the event that OJT becomes obligated or liable to Interstate hereunder and is unable to fully discharge such obligation or liability, then each of ORBA and JBC have agreed to advance funds to OJT to discharge any such obligation or liability thus undischarged (but no more than $1,000,000 in the aggregate, or $500,000 each as to ORBA and JBC respectively, less (i) the amount of such liability discharged by OJT, and (ii) in each case less the amount of funds otherwise advanced by ORBA and JBC in O-Sub and J-Sub, respectively, by way of equity, debt or open account advance.) Notwithstanding the fact that employees and agents of JBC and ORBA may, from time to time, perform managerial or professional services for OJT related to the Facility, except as stated above, nothing herein shall impose any liability or other obligations upon JBC or ORBA, as parents of their respective subsidiaries which make up the joint venture of OJT and, except as expressly stated in this
Section 5.3, Interstate agrees to look solely to such subsidiaries and OJT with respect to any damages, obligations or liabilities arising hereunder. In measurement of any damage assessed hereunder against OJT, there shall be allocated to OJT only such amount of damages as shall be commensurate with the responsibility which its fault bears to the aggregate of the circumstances which cause such damages to be incurred, provided that such limitation shall be effective only in such circumstances where Interstate shall be entitled to recover from all other parties at fault the balance of such damages not allocated to OJT.

     5.4  Responsibility for Interstate Coal.

               Interstate and OJT acknowledge that Interstate is and shall be deemed for all purposes to be the owner of the Interstate Coal received and stored at the Facility and transloaded from the Facility, and that all risk of loss to such Interstate Coal, whether by casualty, disappearance or causes unknown, shall be borne by Interstate, except for loss caused solely by the willful misconduct or gross negligence of OJT or loss required to be indemnified by OJT pursuant to section 6.1. The parties shall develop mutually satisfactory written procedures for determining the number of tons of coal received at and transloaded from the Facility during any Fiscal Year and stored at the Facility at any time.

     5.5  Disposition of Excess Property.

               In the event that OJT acquires the Facility or Ancillary Hardware and subsequently disposes of any portion of the property or rights so acquired, all proceeds received upon such disposition shall be promptly applied by OJT against the outstanding balance of the Facility Financing to the extent permitted by the lender thereof. Otherwise, such proceeds shall be applied as agreed in writing by Interstate and OJT. Notwithstanding the foregoing, proceeds of disposition of excess or obsolete Ancillary Hardware may be utilized to acquire replacement Ancillary Hardware. The provisions of this Section 5.5 are subject to the requirements of any agreements with any lenders providing the Facility Financing.

                               ARTICLE VI

                               INDEMNITIES

     6.1  Indemnification by OJT.

               OJT hereby agrees to indemnify Interstate, its directors, officers, employees and agents from and against any and all claims, damages, demands, expenses, liabilities and losses of every kind, character and nature (other than incidental, special or consequential damages) asserted by or on behalf of any person, firm, corporation or governmental authority arising out of or resulting from the acts or omissions of OJT in breach or violation of the provisions of this Agreement, or on account of the willful misconduct or gross negligence of OJT. OJT also covenants and agrees at no expense to Interstate to indemnify and save Interstate and such of its related persons harmless of, from and against all costs and expenses (including reasonable counsel fees) incurred in investigating or defending against any such claims and demands, including those arising in any proceeding or action. In the event that any such claims or demands are asserted against Interstate or any of its related persons, Interstate shall give notice thereof to OJT within twenty (20) days thereafter, and OJT shall thereupon have the right and option to assume (and at the request of Interstate shall assume) the defense of any such claim or demands, including the right to compromise and settle the matter on such basis as it shall deem appropriate. Interstate and its counsel may, at the option of Interstate, participate in the defense, compromise and settlement of such claims or demands as to which OJT has assumed the defense, provided that Interstate shall bear the costs and expenses relating to such participation. Notwithstanding the foregoing, OJT shall not be required to indemnify and save Interstate and such of its related persons harmless with respect to any such claims, losses and the like otherwise described in this Section 6.1 (i) solely arising out of any willful or negligent acts or omissions of Interstate or any of such of its related persons,
(ii) to the extent that such claims or losses exceed the amount of the insurance proceeds available therefor from the insurance to be procured and maintained by OJT, as set forth in Section 9.1 hereof, or (iii) as to which Interstate is obligated to indemnify OJT pursuant to Section 6.2 hereof. Nothing herein shall limit or impair the rights of Interstate to obtain damages or any other remedy expressly permitted pursuant to
Section 8.2 hereof.

     6.2  Indemnification by Interstate.

               Interstate, for and on behalf of itself and its insurers, successors and assigns, hereby covenants and agrees, at no expense to OJT or the other indemnified parties set forth below, to indemnify and save OJT, its joint venture participants, ORBA and JBC, and the respective officers, directors, employees, and agents of any of them, as well as the lenders providing the Facility Financing harmless of, from and against, any and all claims, damages, demands, expenses, liabilities and losses of every kind, character and nature (other than incidental, special or consequential damages) asserted by or on behalf of any person, firm, corporation or governmental authority arising out of, resulting from or in any way connected with (i) the acts or omission of Interstate in breach of its obligations hereunder, or (ii) the willful misconduct or gross negligence of Interstate. Interstate also covenants and agrees to indemnify and save OJT, and any other indemnified party set forth above, harmless of, from and against all costs and expenses (including reasonable counsel fees) incurred in investigating or defending against any such claims and demands, including those arising in any proceeding or action. In the event that any such claims or demand are made against OJT or any of such other persons, the persons claiming indemnity shall give notice thereof to Interstate within twenty (20) days thereafter, and Interstate shall thereupon have the right and option to assume (and at the request of the indemnified party shall assume) the defense of any such claims, demands, action or proceeding based upon or arising out of any such claim or demand. The obligations of Interstate to OJT hereunder (but not to the lenders providing the Facility Financing) shall not extend to any claims, damages, demands, expenses, liabilities or losses of any kind for which OJT is obligated to indemnify Interstate or its related persons pursuant to Section 6.1 hereof.

     6.3  Application of Available Insurance; Waiver of Subrogation.

               The obligations of the parties to provide the indemnification set forth above shall be reduced to the extent that proceeds are received under any insurance policies to cover any loss, cost or expense of any indemnified party. Each party waives for itself and any insurer engaged by it, any rights of subrogation whatsoever.

                               ARTICLE VII

                          TERM AND TERMINATION

     7.1  Initial Term; Extended Terms.

               (a) The initial term of the Agreement shall commence as of October 3, 1979, and shall continue until May 30, 1996, subject to earlier termination as provided herein and in Article VIII (the "Initial Term").

               (b) Interstate shall have the right to extend this Agreement beyond the Initial Term for an additional term of five (5) years ending May 30, 2001 (the "First Extended Term") and for an additional extended term of five (5) years ending May 30, 2006 (the "Second Extended Term"), all on the same terms and conditions as contained herein, provided that (i) the Usage Fee provided for in Section
3.5 shall apply to each ton on Interstate Coal transshipped during either such Extended Term, and (ii) there shall be no Base Charge per Ton, except with respect to Facility changes and additions agreed upon in writing by OJT and Interstate. Interstate shall exercise its options to extend by notice in writing to OJT not less than six months prior to the end of the Initial Term, or First Extended Term, as the case may be.

     7.2 Termination for Delay in Start-Up, Lack of Facility Financing or Litigation.

               (a) Provided that no Facility Financing in addition to the Construction Financing has been consummated, in the event that the acquisition and start-up of the Facility is not accomplished by OJT on or before December 31, 1979, then either party may terminate this Agreement upon not less than ten (10) days' prior written notice.

               (b) In the event that OJT acquires the Facility on or before December 31, 1979, but Facility Financing in addition to the Construction Financing is not consummated by such date for any reason whatsoever, then upon not less than ten (10) days' prior written notice from either party this Agreement shall be terminated, and Interstate, or an entity designated by Interstate, shall purchase the Facility and Ancillary Hardware from OJT for a price equal to (i) the price paid or payable to OJS to purchase the Facility pursuant to the Facility Development Agreement, (ii) all Reimbursable Costs incurred by OJT in acquiring, owning and disposing of the Facility to the extent not covered by the payments required to be made by Interstate pursuant to Article 3 hereof, (iii) the costs of acquiring the Ancillary Hardware, and (iv) any amounts then due to OJT pursuant to any indemnity or other arrangements or agreements between Interstate and OJT.

               (c) If hereafter governmental regulatory jurisdiction were to be established over the execution, delivery and/or performance of this Agreement, by a final, non-appealable order of any governmental agency or court of competent jurisdiction and governmental regulatory approval or authority is not forthcoming within a period of one hundred twenty (120) days from the date of any such order becoming final and non-appealable, then, at the option of OJT, (i) Interstate, or an entity designated by it, shall purchase the Facility and all Ancillary Hardware owned by OJT, and all other assets of OJT (all of which shall be transferred free and clear of any liens securing the Facility Financing), and satisfy or assume all liabilities of OJT incurred in connection with the operation of the Facility and Ancillary Hardware and the performance of its services hereunder, other than OJT's liabilities for the Facility Financing or any liabilities incurred in violation or contravention of the provisions of this Agreement (the "Operating Liabilities") for a price equal to the aggregate amount of the higher of (A) or (B) below, plus the amount of the Operating Liabilities, and (ii) effective upon a conveyance of the Facility to Interstate or such designated entity and the release of any liens securing the Facility Financing, this Agreement shall terminate. Concurrently with tender of appropriate documents of transfer and conveyance, Interstate (or such entity), shall pay the purchase price thereof to OJT by a cash payment in an amount equal to the higher of (A) the Net Book Value of the Facility and Ancillary Hardware owned by OJT, as defined in Section 8.2 (a) (ii), or (B) the outstanding principal, interest and other charges (including prepayment premium, if any) payable with respect to the Facility Financing, and by satisfaction or assumption of the Operating Liabilities.

               (d) In the event that OJT acquires the Facility and successfully consummates or assumes the Facility Financing (including Construction Financing), and thereafter is ordered by any court or governmental agency of competent jurisdiction under a final, non-appealable order to transfer the Facility to any third party, then, effective upon such conveyance, this Agreement shall terminate, and Interstate shall purchase, for cash, all Ancillary Hardware owned by OJT, and other assets of OJT not required to be transferred all of which shall be transferred free and clear of any lien securing the Facility Financing, and shall pay OJT concurrently with such transfer and conveyance a cash payment in an amount equal to the excess of (i) the higher of the Net Book Value of the Facility and Ancillary Hardware and other assets transferred, or the aggregate amount of the outstanding principal, interest and other charges (including prepayment premium, if any), payable with respect to the Facility Financing (including the Construction Financing), plus in each case, all other amounts then due to OJT pursuant to this Agreement, over (ii) the cash payment received by OJT from the transferee in consideration of such conveyance of the Facility and any other properties or assets conveyed in connection therewith. In addition, concurrently with such conveyance, Interstate shall satisfy or assume all Operating Liabilities of OJT and secure or cause to be secured the release of any liens on the Facility or the Ancillary Hardware securing the Facility Financing. Any cash proceeds subsequently received by OJT from the transferee of the Facility and such other properties or assets on account of such conveyance shall be promptly turned over to Interstate.

                              ARTICLE VIII

                                DEFAULTS

     8.1  Events of Default.

               Any one of the following occurrences shall be an "Event of Default" hereunder:

               (a) Either party shall:

       (i) Consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or admit in writing its inability to pay its debts generally as they come due, or shall make a general assignment for the benefit of creditors; or

      (ii) File a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against it in any such proceeding or, by voluntary petition, answer or consent, seek relief under the provisions of any other now-existing or future bankruptcy or other similar law (other than a law which does not provide for or permit the readjustment or alteration of its obligations hereunder) providing for an agreement, composition, extension or adjustment with its creditors; or

     (iii) Suffer the entry of an order, judgement or decree in any proceeding by any court of competent jurisdiction appointing, without its consent, a receiver, trustee or liquidator of such party or of any substantial part of its property, which shall remain in force undismissed, unstayed or unvacated for a period of ninety (90) days after the date of entry thereof; or

      (iv) Permit a petition against it in a proceeding under the Federal bankruptcy laws or other insolvency laws to be filed and not withdrawn or dismissed within sixty (60) days thereafter or, permit any court of competent jurisdiction to assume jurisdiction, custody or control of such party or of any substantial part of its property, which jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of sixty (60) days; or

provided, however, that no such occurrence with respect to OJT or Interstate, respectively shall constitute an "Event of Default" hereunder where such occurrence has been caused, directly or indirectly, by any default by the other party of any of such other party's obligations hereunder; or

               (b)  Interstate shall fail to make any payment required by
Section 3.4(a) on the date such payment shall become due; or

               (c) Interstate shall fail to make any other payments required by Article III within ten (10) days after the same shall become due; or

               (d) Except as provided in Section 8.1(e) and provided that such failure is not due to Force Majeure cause, either party is in material default in the performance of any other covenant, agreement or undertaking to be performed by it pursuant to this Agreement, and such default shall continue for a period of thirty (30) days after notice thereof from the other party (or, if such default is not susceptible of being cured within thirty (30) days, such longer period as shall be required to cure the same through diligent effort, so long as the defaulting party is in good faith exercising diligent efforts to cure the same); or

               (e) OJT shall fail promptly to transship any Interstate Coal tendered pursuant and subject to the terms and provisions of this Agreement for transshipment, or shall fail to load out any Interstate Coal requested by Interstate from the Facility, provided that any such failure is not due to Force Majeure cause, or that any such failure is not cured by OJT within forty-five (45) days of notice of such failure by Interstate to OJT.

     8.2  Remedies.

               (a) Upon the occurrence of an Event of Default on the part of Interstate, and so long as the same shall be continuing, OJT may, at its option, declare this Agreement to be in default, and at any time thereafter, so long as Interstate shall not have remedied all such outstanding Events of Default, OJT may do any one or more of the following:

       (i)  terminate this Agreement;

      (ii) require that Interstate purchase the Facility and all Ancillary Hardware owned by OJT, and all other assets of OJT (all of which shall be transferred free and clear of any liens securing the Facility Financing) and satisfy or assume all liabilities of OJT incurred in connection with the operation of the Facility and the performance of its services hereunder, other than OJT's Facility Financing liabilities or liabilities incurred in violation or contravention of the provisions of this Agreement (the "Operating Liabilities"), for a price equal to the aggregate amount of the highest of
            (A),(B) or (C) below, plus the amount of the Operating Liabilities, and upon tender of appropriate documents of transfer and conveyance, Interstate shall pay the purchase price by a cash payment equal to the greatest of (A) the fair market value of the property purchased, as determined by independent appraisal, (B) the depreciated book value of the property purchased, as shown on the books of OJT (the "Net Book Value"), or (C) the outstanding principal, accrued interest and other charges (including prepayment premium, if any) payable with respect to the Facility Financing as of the date of purchase, and by satisfaction or assumption of the Operating Liabilities and shall secure or cause to be secured the release of any liens on the Facility or Ancillary Hardware securing the Facility Financing. The foregoing obligation of Interstate may be fulfilled by an entity designated by it. In the event of the exercise of OJT of its rights under this Subsection 8.2(a)(ii), the amount due under
            (C) above shall be paid in cash immediately upon such exercise, and the excess, if any, of (A) or (B) over such amount shall be paid immediately upon the determination of the purchase price;

     (iii) exercise any other legal or equitable right or remedy which may be available to it or proceed by appropriate arbitration or court action to enforce the terms hereof or to recover damages for the breach hereof.

               (b) Upon the occurrence of an Event of Default on the part of OJT, and so long as the same shall be continuing, Interstate may, at its option, declare this Agreement to be in default, and at any time thereafter, so long as OJT shall not have remedied all outstanding Events of Default, Interstate may do any one or more of the following:

       (i) with respect to defaults under Section 8.1(a), terminate this Agreement, provided that upon termination, Interstate, or any entity designated by it in writing shall have the right and option to purchase the Facility and all Ancillary Hardware owned by OJT, and all other assets of OJT, provided that in connection therewith Interstate shall satisfy or assume the Operating Liabilities and upon tender of appropriate documents of transfer and conveyance Interstate shall pay the purchase price by a cash payment equal to the greater of (A) the Net Book Value of the property purchased, or (B) the outstanding principal, interest and other charges (including prepayment premium, if any) payable with respect to the Facility Financing as of the date of purchase and by satisfaction or assumption of the Operating Liabilities, and shall secure or cause to be secured the release of any liens on the Facility or the Ancillary Hardware securing the Facility Financing.

      (ii)  with respect to all defaults, including defaults under
            Section 8.1(e) exercise any legal or equitable right or remedy which may be available to it (other than termination of this Agreement or failure or refusal to make the payments required hereunder or otherwise to carry out its obligations hereunder) or proceed by appropriate arbitration or court action to enforce the terms hereof, or to recover damages for the breach hereof;

     (iii) with respect to any defaults under Section 8.1(e) (but only after all applicable cure and grace periods have expired), upon written notice to OJT given after such cure and grace periods have expired and subject to the right to cure hereinafter set forth, terminate this Agreement effective as of a date no earlier than six (6) months from the date of such notice (which date of termination my be extended by Interstate from time to time by written notice to OJT), and during any such period, Interstate need not tender any Interstate Coal for transshipment, provided that prior to the date of termination of this Agreement, (A) Interstate shall continue payment of the Base Charge Per Ton in the amount and at the times required hereunder, and (B) Interstate shall continue to pay the Operating Charge Per Ton unless it, or an entity designated by Interstate in writing, shall exercise the right and option hereby granted, upon written notice to OJT, to assume and take over control of the operations of the Facility and Ancillary Hardware, provided that Interstate's operation of the Facility and Ancillary Hardware shall at all times be consistent with the obligations and duties of OJT pursuant to any agreements with lenders providing the Facility Financing, and all costs arising out of the operations or use of the Facility and Ancillary Hardware by Interstate, or its designee, during such period shall be paid by Interstate, and (C) if at any time prior to the date of termination, and regardless of whether Interstate shall have exercised its option provided in clause (B) hereof, any assignee of OJT's rights hereunder or, with the written consent of such assignee, OJT shall cure (and Interstate and OJT hereby jointly grant OJT and any such assignee the right, directly or indirectly, to assume and take control of the Facility and Ancillary Hardware at any time during any such period in order to attempt to effect such cure) all existing defaults of OJT, then Interstate shall relinquish its control of the Facility and Ancillary Hardware to OJT (or such assignee) and this Agreement shall not be terminated except pursuant to the provisions hereof for defaults occurring subsequent thereto. Nothing contained herein shall limit or impair the rights of Interstate to seek and recover damages from OJT on account of such default, notwithstanding any period of control of the Facility and Ancillary Hardware by Interstate or any cure of defaults, provided that no assignee of OJT's rights shall be or become liable for any damages resulting from such a default.

               (c) Except as otherwise expressly provided above, no remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available at law or in equity, including without limitation the right to enforce the terms hereof or to recover damages for breach of any terms hereof; and the exercise or beginning of exercise of any one or more of such remedies shall not preclude the simultaneous or later exercise of any or all such other remedies. No express or implied waiver of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

               (d) Notwithstanding any other provision of this Agreement, neither party shall be liable for any incidental, special or consequential damages arising for any reason whatsoever.

                               ARTICLE IX

                    INSURANCE; CASUALTY; CONDEMNATION

     9.1  OJT Coverages.

               During the term of this Agreement, OJT shall maintain the insurance coverages required by Schedule 9.1 annexed hereto.

               The insurance policies shall name Interstate as an additional insured, and OJT shall furnish Certificates of Insurance providing for not less than thirty (30) days' prior notice to Interstate and any assignee of OJT's rights hereunder of cancellation or non-renewal. Such policies shall otherwise comply with the requirements of
Schedule 9.1 hereof.

               All losses, costs, damages, expenses and other similar items of cost covered by insurance but within the deductible amounts permitted in such insurance coverage or in excess of the policy limits or similar items of cost which could be insured against but are not required to be so insured against by the requirements of Schedule 9.1 shall be Reimbursable Costs hereunder.

     9.2  Casualty.

               In the event that the Facility or Ancillary Hardware or any component thereof shall be damaged or destroyed by fire or other casualty, then, subject to any requirements of the agreements with any lenders providing the Facility Financing, the following provisions shall apply:

               (a) If the estimated cost to repair, rebuild or replace the damaged portion of the Facility or Ancillary Hardware shall be less than $100,000, then OJT shall promptly commence work to accomplish such repair, rebuilding and/or replacement and to bring the Facility and Ancillary Hardware into operating condition in compliance with this Agreement. All proceeds of any insurance recoverable or paid on account of such casualty shall be paid over to OJT to cover the cost of such repair and/or replacement work, and any excess cost not covered by such proceeds shall be deemed to be part of the Reimbursable Expenses for operating the Facility, except to the extent that OJT is required to indemnify Interstate with respect thereto pursuant to Section 6.1 hereof.

               (b) If the estimated cost to repair or replace the damaged portion of the Facility or Ancillary Hardware equals or exceeds $100,000, then OJT shall not be obligated to repair, rebuild or replace such damaged portions except to the extent that the aggregate amount of insurance proceeds and other funds made available by Interstate (at no cost to OJT) for such purpose shall equal or exceed the estimated cost of such repair, rebuilding or replacement. In the event that such funds are sufficient, OJT shall promptly prepare plans and specifications covering such work and submit the same to Interstate for approval, and upon receipt of such approval, OJT shall diligently commence and complete such repair, rebuilding, or replacement work. All proceeds of any insurance or payments by Interstate shall be deposited with an escrow agent satisfactory to Interstate and OJT and shall be released to OJT periodically to cover the cost of work completed in such repair, rebuilding, or replacement.

               (c) In the event that any damage to the Facility or Ancillary Hardware results in the inability of OJT to use the Facility as contemplated by this Agreement and proceeds from any business interruption insurance are paid or payable to OJT, then any such proceeds actually received by OJT shall be promptly deposited with the escrow agent designated by OJT to receive payments on account of the Base Charge Per Ton due under Section 3.4(a), and to the extent of such deposits, shall be applied against the obligations of Interstate to make such payments required by Section 3.4(a) hereof.

     9.3  Condemnation.

               (a) OJT shall give Interstate prompt written notice of the institution of any proceedings for the taking of the Facility or any part thereof in condemnation or by the power of eminent domain, and will keep Interstate fully advised of the status thereof. OJT shall not consent to any such taking except as approved by Interstate.

               (b) In the event of the taking of all of the Facility, or of a substantial part thereof to the extent that the Facility cannot be practicably utilized for the transshipment of at least 1,125,000 tons of coal in any Fiscal Year, then (i) all proceeds arising out of such taking shall be applied, first to the payment of the outstanding principal, interest and other charges (including prepayment premium, if any) payable with respect to the Facility Financing, second to the reimbursement of OJT for any costs incurred in connection with such taking, and third to OJT in an amount equal to the excess of the then book value of the property subject to the taking over the amount of the Facility Financing, and (ii) the balance shall be divided between the parties as partial compensation for their respective loss of bargain hereunder, 50% to OJT and 50% to Interstate. Any remaining portions of the Facility may be retained by OJT for its own uses and purposes.

               (c) In the event of a partial taking of the Facility such that it can be utilized, or with the performance of a reasonable amount of repair, rebuilding or restoration work having an estimated cost of no more than the proceeds arising out of such taking, can be practicably utilized for the transshipment of at least 1,125,000 tons of coal in any Fiscal Year, then OJT shall promptly commence work to repair, rebuild and restore the Facility to such capacity. The proceeds arising out of any such taking shall be deposited with an escrow agent satisfactory to Interstate and OJT and shall be paid out, first to OJT periodically to reimburse it for the cost of such repair, rebuilding and restoration work completed, second to OJT to reimburse it for other costs incurred in connection with or as a result of such taking, and third to OJT in an amount equal to the excess of the then book value of the property subject to the taking over, the cost of the repair, rebuilding and restoration work, and the balance shall be divided between the parties as partial compensation for their loss of bargain hereunder, 50% to OJT and 50% to Interstate.

               (d) In the event of any temporary taking of the Facility or any portion thereof, all proceeds arising out of such taking actually received by OJT shall be promptly deposited with the escrow agent designated by OJT to receive payments under section 3.4(a), and to the extent of such deposit, shall be applied against the obligations of Interstate to make such payments required by Section 3.4(a) hereof.

               (e) The foregoing provisions of this Section 9.3 shall be subject to the requirements of any agreements with any lenders providing the Facility Financing.

                                ARTICLE X

                              FORCE MAJEURE

               As used herein, the term "Force Majeure" shall include an Act of God, strike, lock-out or other labor dispute, act of the public enemy, war declared or undeclared, riot, insurrection, civil commotion, lightning, fire, storm, flood, earthquake, insured or uninsured casualty, condemnation of all or any part of the Facility, embargo, inability to obtain or delay in obtaining governmental approvals, permits, licenses or allocations, fuel or power shortages and rationing, lack of available coal to ship, legal impediments to the transportation or storage of coal or the use or operation of the Facility, any inability or failure of the Facility to transship coal within its designed capacity because of faulty design, construction, manufacture, erection or materials, or otherwise, lack of available trains, hopper cars, river barges or tugs, equipment failures of any kind, and other like or similar occurrences, whether of the kind specifically enumerated above or otherwise, which like or similar occurrences are not reasonably within the control of the party claiming Force Majeure.

                               ARTICLE XI

                   RESOLUTION OF DISPUTES; ARBITRATION

               The parties hereto shall attempt in good faith to negotiate between themselves a settlement or resolution of any dispute which may arise under this Agreement. If no such settlement or resolution is reached within sixty (60) days after the existence of a dispute, such dispute shall be submitted to arbitration in the following manner. Either party hereto may request arbitration by delivery of written notice to the other party, and within fifteen (15) days after delivery of such notice each party shall appoint one arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator. If either party shall fail to appoint an arbitrator, or if their respective arbitrators shall be unable to agree upon a third arbitrator, the arbitrator or arbitrators not so appointed shall be appointed by the American Arbitration Association.

               All arbitrations hereunder shall be held in Chicago, Illinois, under the rules of the American Arbitration Association in effect at the time, although such proceedings need not be conducted under the auspices of the Association. The parties agree that there shall be no suspension of work nor of payment when any such arbitrable dispute arises, or while it is subject to arbitration.

               The award of any two of the arbitrators shall be final and binding upon the parties, and a decree or judgement on the award may be entered in any court having jurisdiction thereof.

               Notwithstanding the foregoing, all matters involving disputes as to financial or accounting matters shall be submitted to a panel of three accountants who are members of accounting firms of recognized national standing, and who shall be selected as provided above.

               The costs incurred by OJT in connection with the arbitration of the Annual Operating Budget or the Operating Statement shall be a Reimbursable Cost, except in instances where the position or claim of OJT is specifically found by the arbitrator to be without reasonable basis, in which case OJT shall bear its own cost.

               The parties hereto shall give notice of any arbitration or other proceedings pursuant to this Article XI to each lender providing the Facility Financing.

                               ARTICLE XII

                     REPRESENTATIONS AND WARRANTIES

     12.1  Interstate Representations.

               Interstate hereby represents and warrants to OJT, which representations shall survive the execution and delivery of this Agreement, as follows:

               (a) Interstate has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance thereof, has been authorized by all corporate action required on the part of Interstate; and

               (b) The execution, delivery and performance of this Agreement on the part of Interstate has received whatever consents, approvals and other authorizations as may be required from any governmental authority pursuant to existing law, and Interstate has received opinions of counsel to such effect.

               (c) The execution, delivery and performance of this Agreement on the part of Interstate will not conflict with any provision of any indenture, agreement or other instrument to which Interstate is a party or by which it or its properties are bound.

     12.2  OJT Representations.

               OJT hereby represents and warrants to Interstate, which representations and warranties shall survive the execution and delivery of this Agreement, as follows:

               (a) OJT has full power and authority to enter into this Agreement and to perform its obligations hereunder, and that the execution and delivery of this Agreement, and the performance hereof, has been authorized by all corporate and other action required on the part of OJT; and

               (b) Based upon the representations of qualified environmental consultants, OJT believes that all permits, approvals and authorizations of all governmental agencies required for the use and operation of the Facility and Ancillary Hardware either have been obtained or can be obtained within a reasonable period without jeopardizing the continuous use of the Facility.

                              ARTICLE XIII

                              MISCELLANEOUS

     13.1  Delays.

               Neither party hereto shall be liable for any delay or default with respect to performance of its obligations hereunder occasioned by any Force Majeure condition or occurrence, and the time for performance in any such instance shall be extended for a period equal to the delay caused by such condition or occurrence, provided that except as provided in Section 8.2(b)(iii) hereof, neither the occurrence of any Force Majeure condition nor any other event of any sort shall relieve Interstate of its obligations to pay when due the charges payable pursuant to Article III. Promptly after a party becomes aware of any Force Majeure condition, such party shall give written notice thereof, specifying the nature and probable duration of such condition and the resultant delay.

     13.2 Notices.

               (a) All notices and instructions permitted to be given or required hereunder shall be deemed sufficiently given if delivered in person or mailed by Registered or Certified Mail, postage prepaid, as follows:

               (a)  If to OJT:

                    TO:  Orba-Johnson Transshipment Company
                         c/o Orba Corporation
                         One Gothic Plaza
                         Fairfield, New Jersey  07006

                         Attention:  President

                    and:

                         c/o Johnson Bros. Corporation
                         P.O. Box 1002
                         Litchfield, Minnesota 55355

                         Attention:  President

                    (b)  If to Interstate:

                    TO:  Interstate Power Company
                         1000 Main Street
                         Dubuque, Iowa  52001

                         Attention:  President

               Either party may change the address for sending of notices by giving notice in compliance herewith.

               (b) Any notices hereunder shall also be given to any lenders providing the Facility Financing and to any assignee of OJT's rights hereunder.

     13.3  Entire Subject Matter.

               This Agreement, together with the appendices referred to herein) contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be altered or amended except by an instrument in writing executed by all of the parties hereto, provided that after the Facility Financing has been consummated, no such alteration or amendment shall be effective without the written consent of the lender thereof and of any assignee of OJT's rights hereunder. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and which, together, shall constitute one and the same instrument.

     13.4  Governing Law.

               This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa applicable to agreements made and to be performed in such state.

     13.5  Binding Nature.

               This Agreement shall be binding upon and, subject to the provisions of Section 13.6, shall inure to the benefit of Interstate and OJT and their respective successors, assigns, receivers and other representatives.

     13.6  Assignment.

               (a) Neither party shall have the right to assign any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, provided, however, that (i) either party, upon thirty (30) days' prior written notice, may assign this Agreement to any other firm or corporation controlling, controlled by or under common control with it, but no such assignment shall relieve the assignor from liability hereunder, and (ii) as permitted by Subsection
(b) below, OJT may assign its rights hereunder in connection with obtaining the Facility Financing.

               (b) The parties acknowledge that OJT contemplates making a security assignment to the lender(s) providing the Facility Financing of OJT's rights to payments due under Sections 3.4(a), 5.5, 7.2 and 8.2, and its rights to enforce the performance of Interstate's obligations hereunder (but excluding any obligations or liabilities of OJT hereunder), including the rights of OJT to receive the Base Charge Per Ton in the manner contemplated hereby and subject to the terms hereof.
No consent or acknowledgement by Interstate of any such assignment by OJT of its rights hereunder shall in any manner whatsoever obligate Interstate to assume any obligation or liability, whether as endorser, guarantor, surety or otherwise, with respect to any indebtedness of OJT or any security issued by it or on its behalf.

               Upon any such assignment by OJT, the parties hereto recognize and agree that, to the extent set forth in said assignment or in other documents relating to the Facility Financing, OJT will be prohibited, without the prior consent of said assignee, from giving consents, reaching mutual agreement with Interstate, amending this Agreement, acting with respect to the resolution of certain disputes or arbitration or taking certain other action contemplated by this Agreement.

     13.7  Representatives of Parties.

               (a) Interstate hereby designates Earl Forslund as project manager with respect to the Facility. OJT shall be entitled to deal with such project manager as the duly authorized representative of Interstate with respect to all actions to be taken by Interstate. Interstate reserves the right to change the designation of the project manager from time to time upon advance written notice to OJT.

               (b) OJT hereby designates William E. Hall II as project manager with respect to the Facility. Interstate shall be entitled to deal with such project manager as the duly authorized representative of OJT with respect to all actions to be taken by OJT. OJT reserves the right to change the designation of project manager from time to time upon advance written notice to Interstate.

     13.8  Article and Section Headings.

               The use of Article and Section headings herein is merely for convenience of reference and shall not be construed to limit, broaden or affect the meaning of the provisions contained in each paragraph. The illegality or invalidity of any provisions of this Agreement shall not impair, affect or invalidate the other provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by one of their duly authorized officers, effective as of the date first above written.

Executed in the               INTERSTATE POWER COMPANY
presence of:

                              BY   /s/ D. J. Carlson
                                   Title:  Vice President

                              ORBA-JOHNSON TRANSSHIPMENT COMPANY
                              By ORBA Transshipment Corporation
                                of Iowa, a Partner


                              By   /s/ C. H. Ricker, Jr.
                                   Title:  Executive Vice President

                              By Johnson Bros. Transshipment
                                 Corporation of Iowa, a Partner


                              By   /s/ Walter D. Johnson
                                   Title:  Secretary




                        Agreement of ORBA and JBC

               The undersigned ORBA Corporation and Johnson Bros.
Corporation are executing this Agreement solely to evidence their respective consent and agreement to the provisions of Sections 4.7 and
5.3 hereof, and for no other purpose whatsoever.

                              ORBA CORPORATION


                              By   /s/ C. H. Ricker, Jr.
                                   Title:  Executive Vice President


                              JOHNSON BROS. CORPORATION


                              By   /s/
                                   Title:  Vice President




STATE OF MINNESOTA)
                  )  ss
COUNTY OF HENNEPIN)

            On the 4th day of December, 1979, before me, the undersigned, in and for said County and State, personally appeared D. J. Carlson, to me personally known, who, being duly sworn, did say that he is the Vice President of Interstate Power Company; that the seal affixed thereto is the seal of said corporation; that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; that the said D. J. Carlson as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him voluntarily executed.

                              /s/ W. A. Whitlock
                              Notary Public in and for said
                              County and State

                              (SEAL)
                              W. A. WHITLOCK
                              NOTARY PUBLIC - MINNESOTA
                              HENNEPIN COUNTY
                              My Commission Expires June 16, 1985




STATE OF MINNESOTA)
                  )  ss
COUNTY OF HENNEPIN)

            On the 4th day of December, 1979, before me, the undersigned, in and for said County and State, personally appeared Charles H. Ricker, Jr. to me personally known, who being duly sworn, did say that he is the President of ORBA Transshipment Corporation of Iowa, one of the partners of ORBA-Johnson Transshipment Company, an Iowa partnership, that said corporation has no seal; that said instrument was signed by him on behalf of such corporation as a partner of such partnership by authority of the board of directors of such corporation; and that the said Charles H. Ricker, Jr. in such capacity acknowledged the execution of said instrument to be the voluntary act of said corporation as a partner of such partnership, by it and him voluntarily executed.


                              /s/ W. A. Whitlock
                              Notary Public in and for said
                              County and State

                              (SEAL)
                              W. A. WHITLOCK
                              NOTARY PUBLIC - MINNESOTA
                              HENNEPIN COUNTY
                              My Commission Expires June 16,





STATE OF MINNESOTA  )
                    ) ss
COUNTY OF HENNEPIN  )

     On the 4th day of December, 1979, before me, the undersigned, in and for said County and State, personally appeared Walter D. Johnson to me personally known, who, being duly sworn, did say that he is the Secretary of Johnson Bros. Transshipment Corporation of Iowa, one of the partners of ORBA-Johnson Transshipment Company, an Iowa partnership; that said corporation has no seal; that said instrument was signed by him on behalf of such corporation as a partner of such partnership by authority of the board of directors of such corporation; and that the said Walter D. Johnson in such capacity acknowledged the execution of said instrument to be the voluntary act of said corporation as a partner of such partnership, by it and him voluntarily executed.


                              /s/  W. A. Whitlock
                              Notary Public in and for said
                              County and State


                              (SEAL)
                              W. A. WHITLOCK
                              NOTARY PUBLIC - MINNESOTA
                              HENNEPIN COUNTY
                              My Commission Expires June 16, 1985




                               SCHEDULE A
                                   TO
                      COAL TRANSSHIPMENT AGREEMENT

Tract I

The Fractional North 1/2, N1/2, NW1/4, Fractional Section 30, T66N, R4W, 5th P.M., Lee County, Iowa, described by the following metes and bounds:
Beginning at the NW corner of said Sec. 30; thence East, 19 chains, 1,254 ft., to the original meander line of the Mississippi River; thence Southerly parallel with the shoreline to the south line of the N1/2, N1/2, NW1/4, said Sec. 30; thence west with said line to the west line of said Sec. 30; thence North, 667.5 ft. with the section line to the point of beginning and subject to public road easement over the West 33 ft. and an 80 ft. railroad right of way along the Mississippi River, and excepting therefrom the House Tract sold to Walter and Marcia Caldwell. (Vollie Rose Farm)

Tract II

The Fractional North 106.0 ft. of the S1/2, N1/2, NW1/4, Fractional
Section 30, T66N, R4W, 5th P.M., Lee County, Iowa, fronting 106.0 ft. on the East side of the Keokuk-Montrose River Road and extending to the Mississippi River, containing 3.0 acres, including the county highway right of way along the west boundary and the Burlington Northern Railroad right of way along the river, and excepting therefrom the House Tract sold to Walter and Marcia Caldwell. (Richard C. Bryant and Barbara A. Bryant Tract)

Tract III

Commencing at the NW corner of Fractional Section 30, T66N, R4W, 5th P.M., Lee County, Iowa; thence S00deg55'E, 600.9 ft. with the section line and centerline of county road to the point of beginning; thence S89deg52'E, 600 ft.; thence N19deg30'E, 452 ft.; thence S89deg52'E, 150 ft.; thence S00deg08'W, 600 ft.; thence N89deg52'W, 900 ft. to the section line and centerline of county road; thence N00deg55'E, 173.5 ft. to the point of beginning and subject to public road right of way along the west boundary. (Caldwell House Tract)

Tract IV

The S1/2, N1/2, of the Fractional NW1/4, Section 30, except the North 106 ft. thereof, and all of the S1/2, Fractional NW1/4, Section 30 which is north of the following described line:

     Beginning on the West line of said Fractional Sec. 30 at a point located 1258.7 ft. south of the NW corner of said Sec. 30; thence East, 33 ft. to the east right of way line of the county road (River Road); thence the following courses with an existing fence: S63deg26'E, 76.6 ft.; S52deg57'E, 147.6 ft.; S79deg29'E, 159.7 ft.; S44deg23'E, 326.3 ft.;
S00deg14'E, 457.2 ft. to a corner located 400 ft. normal to the Bryant south property line; thence N89deg46'E, 589.7 ft. parallel and 400 ft. normal to the said south property line to a point located 60 ft. normal to the westerly right of way line of the Burlington Northern Railroad; thence S04deg56'W, 301.2 ft. parallel to an 50 ft. normal to westerly right of way of the Burlington Northern Railroad; thence East to the Original Meander Line of the Mississippi River.

     except, the right of way of the Burlington Northern Railroad along the Easterly side of said tracts;

     a strip of land along the Easterly side of said tract heretofore conveyed to the Keokuk and Hamilton Water Power Company by two deeds recorded in Deed Book 73, at pages 281 and 294; and

     a strip of land Sixty (60') feet in width along the Westerly side of said tracts conveyed to Lee County, Iowa, for road purposes described in Deed Book 77, page 179. (Bryant Tract)

Tract V

A wedge shaped tract in the SE corner of Section 24, T66N, R5W, 5th P.M., described as follows: Beginning at the SE corner of said Sec. 24, thence North, 75 ft. with the section line thence West, 285.5 ft. to the centerline of Keokuk-Montrose River Road; thence with said road centerline the following courses and distances: S03deg40'E, 448 ft. and S35deg00'E, 398 ft. to the South line of said Sec. 24; thence East, 28.6 ft. to the place of beginning, of which 0.60 acre is subject to road right of way.

Also, a rectangular tract in the SW corner of Frac. Sec. 19, T66N, R4W, 5th P.M., described as follows: beginning at the southwest corner of said Sec. 19; thence North, 1449 ft. with the section line; thence East, 820 ft. to the westerly right of way line of the Burlington Northern Railroad; thence S09deg21'E, 1465 ft. with said railroad right of way line to the south line of said Sec. 19; thence West, 1058.5 ft. to the section corner and point of beginning. (Alyn Erickson Tracts)

Tract VI

The West Half (W1/2) of the Southeast Quarter (SE1/4) of Section 24, T66N, R5W, of the 5th P.M., Lee County, Iowa, containing 80 acres, and subject to public road right of way along the south and west boundaries. (Paul D. Boyd and Vera M. Boyd Tract)

Tract 1:

     The Northwest Quarter (NW 1/4) of Fractional Section 30, Township 66 North, Range 4 West of the 5th P.M., Lee County, Iowa, EXCEPTING therefrom the following:

     The South 166.6 feet thereof;

     The right of way of the Burlington Northern Railroad along the easterly side of said tract;

     A strip of land along the easterly side of said tract conveyed to the Keokuk and Hamilton Power Company by two deeds recorded in Deed Book 73, at Pages 281 and 294;

     A strip of land 60 feet in width along the Westerly side of said tract conveyed to Lee County, Iowa, for road purposes described in Deed Book 77, Page 179; and

     That part thereof lying North of the following described line:

     Beginning at a point on the West line of said Fractional Section 30 at a point located 1258.7 feet South of the NW corner of said Section 30; thence East 33 feet to the east right of way line of the County road (River Road); thence the following courses with an existing fence: South 63deg26' East, 76.6 feet; South 52deg57' East, 147.6 feet; South 79deg29' East, 159.7 feet; South 44deg23' East, 326.3 feet; South 00deg14' East,
457.2 feet to a corner located 566.6 feet normal to the 1/4 Section line; thence North 89deg46' East, 589.7 feet parallel with and 566.6 feet normal to the 1/4 Section line to a point located 50 feet normal to the westerly right of way line of the Burlington Northern Railroad; thence South 04deg56' West, 301.2 feet parallel with and 50 feet normal to the said railroad right of way; thence North 89deg46' East to the original meander line of the Mississippi River, extending parallel with and 266.6 feet normal to the 1/4 Section line.

Tract 2:

     All that part of Lots Thirty-three (33), Thirty-four (34) and One Hundred Eighty-Six (186) in the Town of Galland, formerly known as Nashville, which lies East of the Keokuk, and Montrose River Road; also those parts of the North one-half (N1/2) of Broadway Street, and West one-half (W1/2) of Main Street adjacent to said portion of said lots except for Railroad Right of Way.

Tract 3:

     That part of the South One Hundred Sixty-six and Six-tenths (166.6) feet of the fractional Northwest Quarter (NW1/4) of Section Thirty (30) Township Sixty-six (66) North, Range Four (4) West, which lies easterly of a line drawn parallel to, 45 feet Westerly of and normal to the westerly right of way line of the Burlington Northern Railroad, except that part thereof included within said right of way.

Tract 4:

     All that part of the following described premises: the Fractional Northwest Quarter of the Southwest Quarter of Section Thirty, Township Sixty-six north, Range Four West in Lee County, Iowa, except the north 400 feet thereof; lying easterly of a line drawn parallel with, 25 feet westerly of and normal to the westerly right of way line of the Burlington Northern Railroad, except that part thereof included within said right of way.

Tract 5:

     A 1.11 Acre Tract in the Southeast quarter (SE1/4) of Section Twenty-four (24), Township Sixty-six (66) North, Range Five (5) West of the 5th Principal Meridian, Montrose Township, Lee County, Iowa, fronting on the Easterly side of River Road and described by the following metes and bounds:

     Commencing at the Southeast Corner of said Southeast Quarter (SE1/4) of Section Twenty-four (24); thence North, One Thousand Six Hundred Seventy-seven and Eight-tenths (1667.8) feet with the Section Line; thence West One Hundred Ninety-one and Eight-tenths (191.8) feet to the Point of Beginning; thence continuing West, Two Hundred Sixteen and Two-tenths (216.2) feet to the centerline of River Road; thence Northerly, Three Hundred Thirty-five and Six-tenths (335.6) feet with a Three Hundred Seventy (370) Foot Radius Curve Concave Southeasterly to the centerline of an entrance roadway; thence with said centerline the following courses and distances; South Forty-five (45) Degrees Twenty-eight (28) minutes East, Two Hundred Forty-six and Eight-tenths (246.8) feet and East Twenty-two and Five-tenths (22.5) feet; thence South One Hundred Fifty and Nine-tenths (150.9) feet to the point of beginning, containing One and Eleven Hundredths (1.11) Acres, of which the Westerly Thirty-three (33) feet is subject to right of way for River Road, Lee County, Iowa.

Tract 6:

     A Two (2) Acre Tract Fronting Two Hundred Ninety-seven (297.0) feet on the East side of the County River Road, located in the Southeast Quarter (SE 1/4) of the Southeast Quarter (SE 1/4) of Section Twenty-four
(24), Township Sixty-six (66) North, Range Five (5) West, of the Fifth Principal Meridian, Lee County, Iowa, and described by the following metes and bounds: Beginning on the East line of said Section Twenty-four
(24) at a point located Seven Hundred Seventy-five (775) feet North of the Southeast Corner; thence West Two Hundred Eighty-five and Five-tenths (285.5) feet to the center of the Keokuk-Montrose River Road; thence North Three (03) Degrees Forty (40) Minutes West, Two Hundred Ninety-seven (297.0) feet with the said Center of the Road; thence East Three Hundred Four and Five-tenths (304.5) feet to the Section line; thence South Two Hundred Ninety-six and Four-tenths (296.4) feet with the Section line to the point of beginning and containing Two and One-hundredths (2.01) Acres with the Westerly Thirty-three (33) feet, more or less, subject to Public Road Right-of-way, in Lee County, Iowa.

Tract 7:

     Lots One Hundred Seven (107), One Hundred Eight (108) and One Hundred Nine (109) in the Town of Galland, (Formerly Nashville) in Lee County, Iowa; also those parts of the West one-half (W1/2) of Main Street, South one-half (S1/2) of Broadway Street, and East one-half (E1/2) of Alley, all adjacent to said lots except Keokuk and Montrose River Road.

Tract 8:

     All of the South half of Section Nineteen (19), Township Sixty-six
(66), Range Four (4) lying West of the right-of-way of C. B. & Q. Railroad, South of a line beginning at the center of the County Highway on the West line of Lot One Hundred Eighty-two (182) in the town of Galland; thence Easterly following the center line of the highway to the center line of Prospect Street in said town; thence South on the center line of Prospect Street to the line dividing former Lots One Hundred Fifty-three (153) and One Hundred Fifty-four (154) in said town, produced Westerly; thence East on said produced line and on line between former Lots One Hundred Fifty-three (153) and One Hundred Fifty-four (154) and on line between former Lots One Hundred Nine (109) and One Hundred Ten
(110) and said line produced Easterly to the center line of vacated Main Street in this portion of said town; thence South on said center line of vacated Main Street to center line of vacated Harrison Street; thence East on center line of vacated Harrison Street to the right of way of said C. B. & Q. Railroad, and North of a line beginning on the West line of said Section Nineteen (19), Fourteen Hundred Forty-nine (1449) feet North of the Southwest corner of said Section Nineteen (19), said point being in the center of the West line of former Lot One Hundred Seventy-eight (178) in the town of Galland; thence East on center line of former Lots One Hundred Seventy-eight (178) and One Hundred Sixty-one (161) and the North line of former Lots One Hundred Forty-seven (147), One Hundred Sixteen (116) and Ninety-seven (97), Eight Hundred Twenty (820) feet, more or less, to the Westerly right of way line of C. B. & Q. Railroad, in Lee County, Iowa.

Tract 9:

     A 4.61 Acre Tract fronting 2670.4 Feet on the West side of the Burlington Northern Railroad, located in Section Thirteen (13), Township Sixty-six (66) North, Range Five (5) West, of the 5th P.M., Lee County, Iowa, more particularly described as follows:

     Commencing at the Northwest Corner of the Southeast Quarter of said Section Thirteen (13): thence Easterly, 575.00 Feet with the North line of said Southeast Quarter (SE 1/4); thence North 52deg24' East, 301.7 Feet, more or less, to the Westerly right of way line of the Burlington Northern Railroad, being 33 feet normally distant from and parallel to the centerline of said Railroad; thence South 30deg21'10" East, 983.2 feet with said Right of Way line to the Southeast Corner of a Tract presently owned by John E. and Mary J. Koehler, said Southeast corner being the true point of beginning; thence South 55deg25'00" West, 75.2 feet with the North line of Union Electric Company's Lot 48 to the Southwest Corner of the Tract; thence North 30deg21'10" West, 2675.96 feet on a line 75 feet normally distant from and parallel to said
Westerly Right of Way line to the centerline of an existing 30 foot access road; thence North 59deg38'57" East, 75.00 feet with the centerline of said access road to the Westerly Right of Way Line of said Railroad and the Northwest Corner of the Tract; thence South 30deg21'10" East, 2670.4 feet with the Westerly Right of Way Line to the point of Beginning, containing 4.61 Acres, more or less, of which the Northerly
 .03 Acre is subject to said access roadway easement, being 15 foot normal and parallel to the centerline of said access roadway.

Tract 10:

     The North Six and Eighty-eight Hundredths (6.88) Acres in the Southeast Quarter (SE 1/4) of Section Twenty-four (24), Township Sixty-six (66) North, Range Five (5) West, Fifth Principal Meridian, Lee County, Iowa, located South and East of the centerline of River Road; described by the following metes and bounds:

     Beginning at the Southeast corner of this tract, located on the East line of said Section Twenty-four (24) at a point One Thousand Four Hundred Seventy-seven and Three-tenths (1477.3) feet North of the Southeast corner of the Section; thence West, Three Hundred Thirty and Five-tenths (330.5) Feet to the centerline of the River Road; thence the following courses and distances with said centerline of roadway; Northwesterly, One Hundred Forty and One-tenth (140.1) Feet with a Seven Hundred Sixteen and Two-tenths (716.2) Foot Radius Curve Concave Westerly (L.C. North Twelve (12) Degrees Fifty-two (52) Minutes West, One Hundred Thirty-nine and Nine-tenths (139.9) Feet) and tangent to the following course; North Nineteen (19) Degrees Forty (40) Minutes West, Eighty-seven and Six-tenths (87.6) Feet; Northeasterly, Six Hundred Seventeen and Two-tenths (617.2) Feet with a Three Hundred Ninety-five and Fourteen Hundredths (395.14) Foot Radius Curve Concave Easterly and tangent to the preceding course (L.C. North Twenty-five (25) Degrees Five (05) Minutes East, Five Hundred Fifty-six and Thirty-seven Hundredths (556.37) Feet); North Sixty-nine (69) Degrees Fifty (50) Minutes East, Sixty-nine and Six-tenths (696) Feet; Northeasterly, Ninety-seven and Three-tenths (97.3) Feet with a Two Hundred Eighty-six and Forty-eight Hundredths (286.48) Foot Radius Curve Concave Southerly (L.C. North Seventy-nine
(79) Degrees Fifty-five (55) Minutes East, Ninety-six and Eight-tenths (96.8) Feet) to the East line of said Section; thence South, Seven Hundred Sixty-two and Seven-tenths (762.7) Feet with the Section Line to the point of beginning, containing Six and Thirteen Hundredths (6.13) Acres exclusive of the West and Northerly Thirty-three (33) Feet that is subject to public road right of way, in Lee County, Iowa.

     EXCEPTING THEREFROM: Beginning at a point 1477.3 Feet North of the Southeast Corner of Section 24, Township 66, North, Range 5 West, which is also the Northeast corner of a tract presently owned by Theodore Charles Breakbill, thence due North with the East line of said Section 200 Feet; thence West to the center line of the Keokuk-Montrose River Road approximately 387.4 feet; thence Southerly following the center line of said River Road 208.4 feet to a point due West of point of beginning; thence due East to the point of beginning with the Northerly line of said Breakbill tract 330.5 feet, subject to the right of way of said River Road and containing approximately 1-1/2 acres.

     ALSO EXCEPTING THEREFROM: A 1.11 Acre Tract in the Southeast Quarter of Section 24, Township 66 North, Range 5 West of the 5th P.M., Montrose Township, Lee County, Iowa, fronting on the Easterly side of River Road and described by the following metes and bounds:

     Commencing at the Southeast Corner of said Southeast Quarter of
Section 24; thence North 1,677.8 Feet with the Section Line; thence West
191.8 Feet to the Point of Beginning; thence continuing West 216.2 Feet to the centerline of River Road; thence Northerly 335.6 Feet with a 370 Foot Radius Curve Concave Southeasterly to the centerline of an entrance roadway; thence with said centerline the following courses and distances; South 45 Degrees 28 Minutes East, 246.8 Feet and East 22.5 Feet; thence South 150.9 Feet to the point of beginning, containing 1.11 acres, of which the Westerly Thirty-three feet is subject to right of way for River Road, Lee County, Iowa.

Tract 11:

     That part of the Southeast Quarter (SE 1/4) of Section Thirteen
(13), in Township Sixty-six (66) North, Range Five (5) West of the Fifth Principal Meridian, in Lee County, Iowa, described as follows, to-wit:
Beginning at the Southwest Corner of the Southeast Quarter (SE 1/4) of said Section Thirteen (13); thence South 89 Degrees East 1165 Feet, the South line of said Section Thirteen (13) to the Westerly right of way line of the Chicago, Burlington and Quincy Railroad; thence North 28 Degrees 45 Minutes West thereon 1800 feet; thence North 63 Degrees 59 Minutes West 430 feet; thence South 82 Degrees 14 Minutes West 193 feet to the Intersection of the center lines of the relocated Keokuk and Montrose Wagon Road and Miller's Creek; thence along the center line of said Miller's Creek on the following courses: South 71 Degrees 30 Minutes West 60 Feet, South 24 Degrees 15 Minutes West 128 Feet, South 70 Degrees 00 Minutes West 262 Feet to the West line of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) of the Southeast quarter (SE 1/4) of said Section Thirteen (13); thence South 1 Degree 5 Minutes West 837.4 feet; thence South 89 Degrees 04 Minutes East 649.5 feet; thence South 00 Degrees 45 Minutes West 664.4 feet, more or less, to the place of beginning.

     Excepting therefrom that part lying Westerly of the relocated Keokuk-Montrose Wagon Road, and further excepting therefrom the said relocated Keokuk-Montrose Wagon Road extending across the same and being 60 feet in width; also that part conveyed to Lee County, Iowa for road purposes by Easement for Public Highway document dated September 13, 1977, filed for record November 18, 1977 in Deed Book 169 at Page 434.

Tract 12:

     All that part of the north 400 feet of the Northwest Quarter of the Southwest Quarter of Fractional Section 30, Township 66 North, Range Four West, lying easterly of a line drawn parallel to and 25 feet Westerly of and normal to the Westerly right of way line of the Burlington Northern Railroad, except that part thereof included within said right of way.

Tract 13:

     That part of the East Half of the SE 1/4 of Section 24, Township 66, Range 5 lying South of center of public highway running East and West through said tract as located on June 1, 1912, and West of the public highway running North and South through said tract, being known as the Keokuk to Montrose Highway, in Lee County, Iowa.

Parcel 13-1:

     All that part of the Southeast 1/4 of Fractional Section 13, Township 66 North, Range 5 West, 5th P.M., Lee County, Iowa, described as follows: Commencing at the Northwest corner of said Southeast 1/4; thence Easterly on the North line of said Southeast 1/4, 575 feet; thence N52deg24'E, 301.7 feet to the Westerly right of way line of the Burlington Northern Railroad; thence Southeasterly along said Westerly right of way line 983.2 feet to the point of beginning; thence continuing on said Westerly right of way line 465.3 feet to a point distant 1800 feet measured along said Westerly right of way line from the South line of said Southeast 1/4; thence N63deg09'W, 430 feet; thence S82deg14'W, 62.75 feet; thence N43deg52'30"W, 59.43 feet; thence N55deg26'E, 306.12 feet to the point of beginning.

Parcel 19/24-1:

     All that part of the Northeast 1/4 of Fractional Section 24, Township 66 North, Range 5 West, 5th P.M., and the Northwest 1/4 of Fractional Section 19, Township 66 North, Range 4 West, 5th P.M., Lee County, Iowa, and Lots 211, 212 and 213, Short Street and Franklin Street, as platted for the Town of Galland (formerly Nashville), lying East of the Keokuk and Montrose River Road and lying West of the Westerly right of way line of the Burlington Northern Railroad.

Parcel 19-2:

     All that part of Lots 103, 104, 105 and 106, as platted for the Town of Galland (formerly Nashville), Lee County, Iowa, lying West of the Westerly right of way line of the Burlington Northern Railroad.

     Also, that part of the North 1/2 of Harrison Street lying East of the centerline of Main Street and West of the Westerly right of way line of the Burlington Northern Railroad, and that part of the East 1/2 of Main Street lying North of the Westerly extension of the South line of Lot 103 and West of the Westerly right of way line of said railroad, all as platted for the Town of Galland (formerly Nashville), Lee County, Iowa.

Parcel 19-2A:

     All that part of Lots 31 and 32, as platted for the Town of Galland (formerly Nashville), Lee County, Iowa, lying East of the Keokuk and Montrose River Road.

     Also that part of the West 1/2 of Main Street, as platted for the Town of Galland (formerly Nashville), Lee County, Iowa, lying North of the Easterly extension of the South line of Lot 32, Town of Galland, and West of the Westerly right of way line of the Burlington Northern Railroad.

Parcel 19-3:

     All that part of the Southwest 1/4 of Fractional Section 19, Township 66 North, Range 4 West, 5th P.M., Lee County, Iowa, described as follows: Beginning at the intersection of the South line of said Fractional Southwest 1/4 and the Easterly right of way line of the Burlington Northern Railroad, said point lying 1148.1 feet East of the Southwest corner of said Fractional Southwest 1/4; thence 38deg39'W along said Easterly right of way line 2692 feet to the North line of said Fractional Southwest 1/4; thence Easterly on said Fractional 1/4 Section line 150 feet to the bank of a creek; thence Southerly and Southwesterly 350 feet on said bank of creek; thence S68deg39'E, 2350 feet to the intersection of the West bank of the Des Moines Rapids Canal and the South line of said Fractional Southwest 1/4; thence Westerly on said Section line 60 feet to the point of beginning, including portions of Lots 38-42 and 102-106, Union, Harrison, Main and Broadway Streets, and the alley adjacent to Lots 51-54, but excluding Lots 49-55, as platted for the Town of Galland (formerly Nashville).

Parcel 19-3A:

     All that part of the Fractional Northwest 1/4 of Section 19, Township 66 North, Range 4 West, 5th P.M., Lee County, Iowa, being an irregularly shaped strip of land lying East of and abutting the Easterly right of way line of the Burlington Northern Railroad and comprising part of Lots 5, 8, 9, 10, 15, 16, 17, 18 and 37 in the Town of Galland (formerly Nashville) and Main Street, Liberty Street, Monroe Street and Wall Street, in the platted Town of Galland (formerly Nashville), more particularly described as follows, to wit: Commencing at the intersection of the said Easterly right of way line and the South line of said Fractional Northwest 1/4 Easterly 693.2 feet from the Southwest corner thereof; thence North 8deg39' West 696 feet on said Easterly right of way line; thence Northwesterly 1960 feet by a 50 minute curve to the Left on said right of way line to the West line of said Fractional Northwest 1/4; thence Northerly 70 feet thereon to bank of the Mississippi River; thence Southeasterly and Southerly following the shore line of said river 2870 feet more or less to the South line of said Fractional Northwest 1/4; thence Westerly 150 feet thereon to the place of beginning.

Parcel 13/24-1:
     All that part of the Southeast 1/4 of Fractional Section 13, Township 66 North, Range 5 West, 5th P.M., Lee County, Iowa, lying South of the centerline of Miller's Creek, and the Northeast 1/4 of Fractional Section 24, Township 66 North, Range 5 West, 5th P.M., Lee County, Iowa; all of same lying East of the Easterly right of way line of the Burlington Northern railroad.

A tract formerly submerged by the Mississippi River consisting of 5.76 acres in the NW 1/4, Fractional Section 30, T66N, R4W, 5th P.M. described by the following metes and bounds:

     Beginning on the north line said NW 1/4, Frac. Sec. 30 at a point 1254.0 ft. (19 chains) east of the NW corner said NW 1/4, Frac. Sec. 30; thence East, 305.5 ft. with the Section Line; thence S08deg39'E, 782.4 ft. parallel with the shore line and Burlington Northern Railroad; thence West 446.6 ft. to the easterly right of way line of the Burlington Northern Railroad and ordinary high water line of the Mississippi River; thence Northerly, 106.3 ft. with said right of way line to the south line of the N 1/2, NW 1/4, NW 1/4, said Frac. Sec. 30; thence East, 133.0 ft. with said south line of the N 1/2, NW 1/4, NW 1/4, Frac. Sec. 30 to a point located 150 ft. normally distant from the centerline tangent of the Burlington Northern Railroad; thence N08deg39'W, 675.2 ft. parallel with the railroad tangent and west shoreline of the Mississippi River to the point of beginning. (INRC Leased Tract).

     1. Easement over, across, and under that portion of real estate conveyed to the Chicago, Burlington and Quincy Railroad in Deed Book 137, page 380, dated September 21, 1964, and assigned by assignment dated October 28, 1977 and filed for record October 28, 1977 in Deed Book 169 at page 375.

     2. Easement rights granted from Edna Fern Fortune, a widow, to Orba-Johnson Systems, Inc. by document dated October 31, 1977 and filed for record October 31, 1977 in Deed Book 169 at Page 403 of the records of Lee County, Iowa; said Easement covering property legally described as: That part of the Fractional Southwest Quarter (SW 1/4) of the Southwest Quarter (SW 1/4) of Section 30 on Township 66 North, Range 4 West of the 5th P.M., lying Easterly of a line drawn parallel with and 25 feet Westerly of and normal to the Westerly right-of-way line of the Burlington Northern Railroad, except that part thereof included within said right-of-way.




                              Schedule 1.2
                     To Coal Transshipment Agreement

               Design and Construction Factors Determining
              Capacities of Facility and Ancillary Hardware

A.   System 1 - Receiving/Stockpiling System

     Components:

          a.   Unit Train Handling:
            Car Dumper and Car Positions

          b.   Stocking - out Conveyor System:
            Belt Feeders #1 and #2 and
            Stocking - out Conveyor #1

     Capacity:

          Design Rate capacity of 3,000 tons of coal per hour (2,000 lbs. per ton). Design rate is maximum instantaneous rate of handling coal achieved at any time during operation of System.

B.   System 2 - Reclaim/Barge Loading System

     Components:

          a.   Storage Reclaim System:
            Vibratory Feeders and Reclaim Conveyor #2

          b.   Barge Loading System:
            Barge Loading Shuttle Conveyor #3 and Shuttle
            Traverse Drive

     Capacity:

          Design Rate capacity of 1,500 tons per hour (2,000 lbs. per ton). Design rate is maximum instantaneous rate of handling coal achieved at any time during operation of System.

C.   System 3 - Storage

          On-ground storage capacity of at least 150,000 tons of Amax Coal Co. coal from its Belle Ayr Mine near Gillette, Wyoming (average density) compacted with normal and usual means.

D.   Ancillary Hardware

          a. Operation assumes use of leased D9 Caterpillar Dozer and 988 Caterpillar Front-end Loader for all compaction, storage and loading operations.

          b. Basic minimal spare parts inventory to be located at site; some spare parts to be available from inventory at other similar facilities managed by Orba.